Exhibit 99.1

Media contact:
Katie Petru
katie.petru@caseys.com
314.313.9460

Casey’s General Stores Adds Convenience Retail and Finance Leaders
to its Executive Leadership Team

Fourth-largest convenience store retailer enhances leadership team to continue to accelerate the execution of its strategic plan

ANKENY, Iowa (May 13, 2020) -- Casey’s General Stores, Inc. (NASDAQ: CASY), today announced two additions to its executive leadership team, as the fourth-largest convenience store retailer executes its three-year strategic plan shared in January 2020. The additions include Ena Williams as chief operating officer and Steve Bramlage as chief financial officer, each effective June 1, 2020. Williams fills a newly created role, and Bramlage succeeds former Chief Financial Officer Bill Walljasper, who announced his retirement earlier this year. Williams and Bramlage will report to Chief Executive Officer Darren Rebelez, and Mr. Walljasper will remain with the company as Executive Advisor to assist with the transition.

“Casey’s is fortunate to have two phenomenal leaders with deep expertise in their fields join the team, particularly during this time of unprecedented change,” said Darren Rebelez, Chief Executive Officer, Casey’s General Stores. “I’m confident they will strengthen our efforts to deliver on our strategic plan to not only lead our industry, but also remain among the top quintile of all retailers nationwide.”

Williams and Bramlage will accelerate several initiatives in the strategic plan. Specifically, these additions will lead to the establishment of a dedicated mergers and acquisitions team, and enhanced operational efficiencies including asset protection and centralized procurement.

“We have been diligent in finding the right talent and building a best-in-class team to drive the execution of our three-year strategic plan, and grow Casey’s as we look toward the next 50 years,” said Rebelez. “I look forward to what we can collectively accomplish with our 38,000 team members across 16 states as we move forward.”

Steve Bramlage
Serving as a large, public company CFO for the past eight years, Steve Bramlage will steward Casey’s financials and build upon the company’s reputation for fiscal discipline and sound financial management. Bramlage was most recently the CFO at Aramark (NYSE: ARMK), a $16 billion food, facilities and uniform services provider. In that role he helped the company balance and strengthen revenue, margin, EBITDA, and free cash flow, while improving financial flexibility and making several key strategic acquisitions. Prior to Aramark, Bramlage was CFO at Owens-Illinois (NYSE: OI), the world’s largest manufacturer of glass, and held several financial leadership roles at PPG Industries, Eli-Lilly and Ernst & Young. Bramlage holds a Master of Business Administration from Northwestern University and a Bachelor of Science from the University of Dayton.

“Casey's has a well-deserved reputation for being able to balance strong financial flexibility while consistently making disciplined growth and value enhancing investments,” Steve Bramlage. "It is my privilege to join such an upstanding company, and I look forward to helping protect that reputation as Casey's moves into its sixth decade as an industry leader.”

Ena Williams
Ena Williams will lead Casey’s 2200-plus store network across 16 states. She will oversee store operations, fuel procurement and delivery, operational excellence, new store development, and transportation and distribution. Williams spent a decade at 7-Eleven and served as senior vice president and head of international. In this role, she directed global functions, including merchandising, marketing, logistics, human resources and financial analysis, in addition to global operations, licensing and expansion. Before 7-Eleven, she spent more than 15 years at ExxonMobil (NYSE: XOM) and Mobil Oil Corporation in operations management, merchandising, transportation and supply, and leading the company’s West and Midwest divisions. Most recently, Williams served as chief executive officer of the largest, direct provider of technology-enabled medical equipment in the hospice industry, National HME. Williams holds a Master of Business Administration from the Wharton School of the University of Pennsylvania and a Bachelor of Arts degree from the University of Virginia.

“I am honored to join the talented and dedicated Casey’s team at such an exciting time,” said Ena Williams. “I look forward to supporting the stores as we deliver on the company’s strong commitment to enhance the lives of our guests and communities each day.”

About Casey’s General Stores
Casey's General Stores is a Fortune 500 company (NASDAQ: CASY) operating over 2,200 convenience stores in 16 states. Founded more than 50 years ago, the company has grown to become the fourth-largest convenience store retailer and the fifth-largest pizza chain in the United States. Casey’s provides freshly prepared foods, quality fuel, and friendly service at every location. Guests can enjoy famous, made-from-scratch pizza, donuts, other assorted bakery items, and a wide selection of beverages and snacks. Learn more and order online at www.caseys.com.